FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-195164-12

From: WELLS ABF SYNDICATE WELLS FARGO (WELLS FARGO SECURITI)

At: Aug 10 2015 08:47:05

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2015-SG1 - PUBLIC NEW ISSUE

**ANNOUNCEMENT** $659.0 MM FIXED-RATE CMBS OFFERING

CO-LEAD MANAGERS & JT BOOKRUNNERS: WELLS FARGO SECURITIES, LLC AND SOCIETE GENERALE

CO-MANAGERS: CITIGROUP GLOBAL MARKETS, INC., MORGAN STANLEY & CO. LLC AND NATIXIS SECURITIES AMERICAS LLC

OFFERED CERTIFICATES - PUBLIC

CLASS	FITCH/MDY/MSTAR	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY
A-1	AAAsf/Aaa(sf)/AAA	30.306	30.000%	2.32	46.2%	15.4%
A-2	AAAsf/Aaa(sf)/AAA	17.909	30.000%	4.56	46.2%	15.4%
A-3	AAAsf/Aaa(sf)/AAA	6.600	30.000%	6.97	46.2%	15.4%
A-4	AAAsf/Aaa(sf)/AAA	391.844	30.000%	9.79	46.2%	15.4%
A-SB	AAAsf/Aaa(sf)/AAA	54.770	30.000%	7.19	46.2%	15.4%
A-S	AAAsf/Aa2(sf)/AAA	41.189	24.250%	9.97	50.0%	14.2%
X-A	AAAsf/NR/AAA	542.618	N/A	N/A	N/A	N/A
X-B	NR/NR/AAA	77.901	N/A	N/A	N/A	N/A
B	AA-sf/NR/AA	44.771	18.000%	9.97	54.2%	13.2%
C	A-sf/NR/A-	33.130	13.375%	9.97	57.2%	12.5%
D	BBB-sf/NR/BBB	38.503	8.000%	9.97	60.8%	11.7%

COLLATERAL SUMMARY

CUT-OFF DATE BALANCE:	$716,328,406
NUMBER OF LOANS:	72
NUMBER OF PROPERTIES:	77
WA CUT-OFF LTV:	66.1%
WA BALLOON LTV:	56.4%
WA U/W NCF DSCR:	1.66x
WA U/W NOI DEBT YIELD:	10.8%
WA MORTGAGE RATE:	4.523%
TOP TEN LOANS %:	40.4%
WA REM TERM TO MATURITY (MOS):	118
WA REM AMORTIZATION TERM (MOS):	351
WA SEASONING (MOS):	1

LOAN SELLERS:	SG(35.7%), LIG(24.3%), BASIS(11.2%), LIG/SG(9.7%), NATIXIS(9.6%), WFB(9.5%)

TOP 3 PROPERTY TYPES:	RETAIL (34.9%), HOSPITALITY (23.3%), OFFICE(19.0%)

TOP 5 STATES:	VA(13.7%), TX(9.9%), CA(9.4%), GA(9.0%), FL(8.8%)

MASTER SERVICERS:	WELLS FARGO BANK, NATIONAL ASSOCIATION

SPECIAL SERVICERS:	RIALTO CAPITAL ADVISORS, LLC

SUBORDINATE CLASS REP:	RREF II CMBS AIV, LP or another affiliate of Rialto Capital Advisors, LLC

DOCUMENTS & TIMING
TERM SHEET, ANNEX A-1:	ATTACHED
PRELIMINARY FWP:	ATTACHED
PRESALE REPORTS:	MON, 8/10
ANTICIPATED PRICING:	END OF WEEK OF 8/10 - BEG OF WEEK 8/17
ANTICIPATED SETTLEMENT:	AUGUST 27, 2015

ROADSHOW
MINNEAPOLIS, BREAKFAST:	MON, 8/10 @ 7:30AM CT, THE GRAND HOTEL
HARTFORD, LUNCH:	MON, 8/10 @ 12:00PM ET, MAX’S DOWNTOWN
BOSTON:	MON, 8/10 @ 4:00PM ET, THE LANGHAM
NEW YORK 1x1’s:	TUES, 8/11
CONFERENCE CALLS:	UPON DEMAND

PRE-RECORDED GLOBAL INVESTOR CALL: WWW.NETROADSHOW.COM AVAILABLE 8/10 REVIEW CODE: WFCMSG1 FINAL LINK: www.netroadshow.com/nrs/wp/default.html?show=4Ca20D

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-195164) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

-------------------------------------------------------------------------------

If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the filed documents, and (iii) you many obtain these documents from your sales representative, by calling 1-800-326-5897 or visiting www.sec.gov. If this communication relates to a securities offering exempt from US registration, you should contact your sales representative for the complete disclosure package. For information regarding Wells Fargo, see https://www.wellsfargo.com/com/disclaimer/wfid3. In Japan, see:

https://www.wellsfargo.com/com/disclaimer/wfsjb4.